Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
Omnicom Group Inc.:

We consent in this prospectus and the related registration statement to the use of our report dated February 21, 2003, with respect to the consolidated balance sheet of Omnicom Group Inc. as of December 31, 2002, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus and the related registration statement.

/s/ KPMG LLP

New York, New York
April 8, 2003